Exhibit 10.21

FIRST AMENDMENT

to the

STEPAN COMPANY 2011 INCENTIVE COMPENSATION PLAN

Subject to certain inapplicable limitations, Section 5.9 of the Stepan Company 2011 Incentive Compensation Plan (the “Plan”) provides that the Plan may be amended at any time by action of the Board of Directors of Stepan Company (the “Company”).  In accordance with the authority granted by Section 5.9 of the Plan and the approval provided by the Board of Directors of the Company, the Plan is hereby amended as follows:

1.Effective as of January 1, 2018, Section 3.11(d) of the Plan is amended to read as follows:

“(d)

in the case of a Non-Qualified Stock Option or a Stock Appreciation Right, the date which is the last date of the next trading window after such termination if terminated for any reason other than by reason of his becoming Disabled (within the meaning of Code section 22(e)(3)), his death or his retirement under the provisions of any qualified retirement plan that may be maintained by the Company or subsidiary; or”

2.Effective as of January 1, 2018, Section 3.11(e) of the Plan is amended to read as follows:

“(e)

in the case of a Stock Award or Performance Grant, the date on which the Participant’s employment with the Company, including its subsidiaries, is terminated for any reason other than by reason of his becoming Disabled (within the meaning of Code section 22(e)(3)), his death or his retirement under the provisions of any qualified retirement plan that may be maintained by the Company or subsidiary.”

3.In all other respects, the Plan remains in full force and effect.

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IN WITNESS WHEREOF, the changes made by this First Amendment shall be effective as of the applicable dates set forth above.

STEPAN COMPANY

By:	/s/ Gregory Servatius
Name:	Gregory Servatius
Title:	Vice President, Human Resources
Date:	February 21, 2018

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